Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS FOURTH QUARTER AND

2013 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 28, 2014 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the fourth quarter and year ended December 31, 2013. For the year ended December 31, 2013, the company reported a net loss of $10.0 million, or $0.77 per share, compared with a net loss of $14.1 million, or $1.09 per share, for the year ended December 31, 2012. GenVec ended the year with $6.1 million in cash, cash equivalents, and short-term investments.

“Over the past six months we have made significant progress in our strategic repositioning of the company,” commented Douglas J. Swirsky, GenVec’s President and CEO. “We have aligned our expenditures with our capital resources and refocused on near-term opportunities to monetize our technologies. As a result, we have set the stage for the company to further pursue additional corporate collaborations to develop our core gene-delivery technology. In the near-term, we look forward to the initiation of a Phase 1/2 proof-of-concept trial of CGF166 in patients with severe hearing loss by our collaboration partner, Novartis.”

Recent Corporate Highlights

•	On December 4, 2013, the National Institutes of Health’s (NIH) Recombinant DNA Advisory Committee (RAC) unanimously approved the protocol for initiation of a Phase 1/2 study of CGF166. The protocol, “A Three-part, Multicenter, Open Label, Single Dose Study to Assess the Safety, Tolerability, and Efficacy of Intralabyrinthine (IL) CGF166 in Patients with Severe Hearing Loss,” was the subject of an in-depth review and public discussion at the RAC meeting. A replay webcast of the meeting is available on the NIH website and accessible at http://videocast.nih.gov/launch.asp?18200.

•	In January 2014, Novartis filed an Investigational New Drug (IND) application with the Food and Drug Administration (FDA) for the clinical development of CGF166, the lead product candidate under the collaboration between Novartis and GenVec. The IND was deemed effective on February 7, 2014 which triggered a $2 million milestone payment to GenVec under the terms of the collaboration.

•	In January 2014, GenVec relocated from our former 42,900 square-foot facility to 6,500 square feet of office and laboratory space, which will significantly reduce operating costs.

Enhanced Cash Position

•	In February 2014, we entered into an Equity Distribution Agreement (the Agreement) with Roth Capital Partners, LLC (Roth), pursuant to which we may sell from time to time up to $10,000,000 of shares of our common stock, par value $0.001 per share, through Roth. To date, we have sold 721,677 shares for gross proceeds of $2.6 million under the Agreement.

•	In March 2014, we sold $9 million of shares of our common stock to selected institutional investors in a registered direct offering at a price of $3.15 per share. In the offering, we issued 2,870,000 shares of our common stock. At the time of this offering, we suspended the Agreement we entered into in February 2014 with Roth.

•	As of March 24, 2014, the company had $15.5 million in cash, cash equivalents, and investments. This amount does not include the $2 million milestone payable from Novartis related to the effective IND for CGF166.

Corporate Restructuring

•	In September 2013, following an extensive review of the company's options and prospects, the board of directors approved a new operating strategy focused on maximizing the value of GenVec’s technology and assets, including its collaboration with Novartis to develop novel treatments for hearing loss and balance disorders.

•	Douglas J. Swirsky was named President and CEO and appointed to the board of directors following the departure of Cynthia Collins.

•	Stefan D. Loren, Ph.D. was appointed to the board of directors, bringing significant strategic and capital markets experience to the company.

2013 Financial Results

For 2013, revenue decreased 61% to $3.7 million from $9.4 million in 2012. The decrease in 2013 is primarily a result of decreased revenue of $3.5 million, $1.7 million, and $1.3 million generated by our hearing loss and balance disorders program, foot-and-mouth disease (FMD) program, and other grant programs, respectively, versus the prior year. These revenue decreases were partially offset by a $1.2 million increase in revenue associated with our malaria program with the U.S. Naval Medical Research Center (NMRC) in 2013 as compared to 2012. The decrease in revenue associated with our hearing program was a result of a reduced work scope as we near completion of our development work under the two Novartis agreements. The decrease in revenue associated with our FMD program mostly resulted from the successful completion of field safety studies in 2012. The decrease in revenue associated with our other grant programs was principally attributable to our reductions in work force during 2013. The increase in revenue associated with our malaria program with the NMRC resulted from the work performed under our September 2012 agreement.

Operating expenses for 2013 decreased 40% to $14.0 million from $23.5 million in 2012. Research and development expenses decreased 62% to $5.5 million in 2013 from $14.3 million in 2012. In 2013 we experienced lower research and development costs than in the prior year due primarily to decreased personnel costs associated with our reductions in work force including reduced manufacturing costs in the FMD and hearing programs, internal costs associated with HSV and RSV internal research and development, reduced material costs for our funded and internal research programs, reduced equipment purchases under our hearing and FMD programs, lower repair and maintenance costs for our equipment, and decreased allocation of facility costs to research and development in 2013 as compared to 2012.

General and administrative expenses decreased 7% to $8.5 million in 2013 from $9.1 million in 2012. General and administrative expenses were lower in 2013 primarily due to lower personnel and recruiting costs. In 2012 we incurred recruiting costs associated with our chief executive officer search, for which we incurred no such costs in 2013. The reduced costs were partially offset by increased allocation of facility costs to general and administrative in 2013 as compared to 2012.

Fourth Quarter 2013 Results

For the fourth quarter ended December 31, 2013, GenVec reported a net loss of $0.9 million, or $0.07 per share, compared with a net loss of $3.2 million, or $0.24 per share, for the comparable prior year period. The company reported revenues of $0.1 million in the fourth quarter of 2013 compared to $1.5 million for the same period in 2012. This decrease was primarily a result of reduced revenue related to our hearing loss and balance disorders program, $0.6 million, FMD program, $0.5 million, and our grant work, $0.2 million. Reduced revenue in each case is attributable to reduced work scope in the 2013 period as compared to the same period in 2012 as well as our reduced work force in 2013. Research and development expenses decreased 95% in 2013 from $3.1 million in the fourth quarter of 2012 to $0.1 million in the fourth quarter of 2013 resulting mainly from reduced personnel, manufacturing, and material costs. General and administrative expenses in the fourth quarter of 2013 decreased 29% to $1.1 million from $1.6 million in the comparable period in 2012 primarily a result of decreased personnel, professional costs, and the gain on sale of long-lived assets.

2014 Guidance

For 2014, we anticipate cash burn between $5.0 million and $7.0 million. We believe our existing resources, combined with anticipated near-term milestones, are sufficient to fund the company’s operations into the foreseeable future.

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EDT to discuss the company’s financial results and 2014 business outlook. To listen to the live conference call, please dial 877-359-9508 (U.S. or Canada) or 224-357-2393 (international) and use the following Conference ID: 4842446. An audio replay of the conference call will be available starting at 1:00 p.m. EDT on March 28, 2014 through April 4, 2014. To listen to the audio replay, dial 855-859-2056 or 404-537-3406 (international) and use access code 4842446.

A live webcast of the conference call will be available on the company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, and click on “Investors and Media.”

About GenVec

GenVec is a biopharmaceutical company working with leading companies and organizations such as Novartis and the U.S. Government to leverage GenVec’s proprietary gene-delivery technologies to address the prevention and treatment of significant health concerns. The company also licenses its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. GenVec’s lead program, in the field of regenerative medicine, is licensed to Novartis for the development of novel treatments for hearing loss and balance disorders. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to the transition of GenVec’s business focus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

GenVec, Inc.

Rena Cohen

(240) 632-5501

rcohen@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)
	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues	$145	$1,521	$3,682	$9,353

Operating expenses:
Research and development	142	3,064	5,492	14,348
General and administrative	1,149	1,627	8,484	9,102
Total operating expenses	1,291	4,691	13,976	23,450

Operating loss	(1,146)	(3,170)	(10,294)	(14,097)

Other income:
Interest and other income, net	259	11	275	42

Net loss	$(887)	$(3,159)	$(10,019)	$(14,055)

Basic and diluted net loss per share	$(0.07)	$(0.24)	$(0.77)	$(1.09)
Shares used in computation of basic and diluted net loss per share	12,948	12,946	12,948	12,940

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	As of December 31,
	2013	2012
	(unaudited)
Cash, cash equivalents and short-term investments	$6,105	$15,255
Working capital	3,999	12,741
Total assets	7,254	17,430
Stockholders’ equity	4,610	13,743

###